Contact:

Alexander G. Babey, President and Chief Executive Officer

Robert W. DeRossett, Chief Financial Officer

Mid-Southern Bancorp, Inc.

812-883-2639

MID-SOUTHERN BANCORP, INC.

REPORTS RESULTS OF OPERATIONS FOR THE FOURTH QUARTER AND

YEAR ENDED DECEMBER 31, 2020

Salem, Indiana—February 22, 2021. Mid-Southern Bancorp, Inc. (the “Company”) (NASDAQ: MSVB), the holding company for Mid-Southern Savings Bank, FSB (the “Bank”), reported net income for the fourth quarter ended December 31, 2020 of $200,000 or $0.07 per diluted share compared to $196,000 or $0.06 per diluted share for the same period in 2019. For the year ended December 31, 2020, the Company reported net income of $1.2 million or $0.38 per diluted share compared to $960,000 or $0.29 per diluted share for the same period in 2019.

In light of the recent events surrounding the COVID-19 pandemic, the Company is continually assessing the effects of the pandemic to its employees, customers and communities. In March 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted. The CARES Act contains many provisions related to banking, lending, mortgage forbearance and taxation, and the Company supported its customers through the SBA Paycheck Protection Program (“PPP”), loan modifications and deferrals and fee waivers on early withdrawal of certificates of deposit due to hardship. The deadline for PPP loan applications was extended to August 8, 2020, and during 2020, the Bank funded 29 PPP loans totaling $474,000. As of December 31, 2020, 12 loans with a total principal balance of $268,000 received full forgiveness from the SBA. The remaining 17 loans had an outstanding principal balance of $189,000 as of December 31, 2020. In addition, the Bank modified 89 loans for payment relief related to the pandemic during 2020. As of December 31, 2020, 78 modified loans with a principal balance of $16.1 million remained outstanding, and all modified loans have returned to their pre-modification payment terms.

While the ultimate impact of the crisis is difficult to predict, management believes the Company is well-capitalized and has the financial stability to continue to responsibly serve its customers and communities during this unprecedented time.

Income Statement Review

Net interest income after provision for loan losses decreased $103,000, or 5.9%, for the quarter ended December 31, 2020 to $1.6 million. Total interest income decreased $148,000, or 7.3%, when comparing the two periods, due to a decrease in the yield earned on interest-earning assets partially offset by an increase in the average balance of interest-earning assets. The average tax equivalent yield on interest-earning assets decreased to 3.70% for the quarter ended December 31, 2020 from 4.14% for the quarter ended December 31, 2019, due primarily to a decrease in market interest rates, driven by decreases in the targeted federal funds rate in response to the COVID-19 pandemic. The average balance of interest-earning assets increased to $215.2 million for the quarter ended December 31, 2020 from $201.3 million for the quarter ended December 31, 2019, due primarily to increases in investment securities, partially offset by decreases in loans receivable and cash and cash equivalents. Total interest expense decreased $69,000, or 25.8%, when comparing the two periods due to a decrease in the average cost of interest-bearing liabilities, partially offset by an increase in the average balance of interest-bearing liabilities. The average cost of interest-bearing liabilities decreased to 0.52% for the quarter ended December 31, 2020 from 0.76% for the same period in 2019. The average balance of interest-bearing liabilities increased to $151.7 million for the quarter ended December 31, 2020 from $139.8 million for the same period in 2019, due primarily to an increase the number and balance of savings and interest-bearing demand deposit accounts, partially offset by a decrease in time deposits. As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread decreased to 3.18% from 3.38% and the net interest margin decreased to 3.33% from 3.61% for the quarters ended December 31, 2020 and 2019, respectively.

Mid-Southern Bancorp, Inc.

February 22, 2021

Net interest income after provision for loan losses decreased $680,000, or 9.6%, for the year ended December 31, 2020 to $6.4 million as compared to $7.1 million for the year ended December 31, 2019. Total interest income decreased $549,000, or 6.9%, when comparing the two periods, due to a decrease in the yield earned on interest-bearing assets partially offset by an increase in the average balance of interest-earning assets. The average tax equivalent yield on interest-earning assets decreased to 3.73% for the year ended December 31, 2020 from 4.20% for the year ended December 31, 2019, due primarily to a decrease in market interest rates. The average balance of interest-earning assets increased to $208.0 million for the year ended December 31, 2020 from $195.3 million for the year ended December 31, 2019, due primarily to increases in cash and cash equivalents and investment securities, partially offset by a decrease in loans receivable. Total interest expense increased $11,000, or 1.2%, when comparing the two periods due to an increase in the average balance of interest-bearing liabilities, partially offset by a decrease in the cost of interest-bearing liabilities. The average balance of interest-bearing liabilities increased to $144.5 million for the year ended December 31, 2020 from $135.1 million for the same period in 2019, due primarily to increases in both the average balance of Federal Home Loan Bank borrowings and the average balance of savings and interest-bearing demand deposit accounts, partially offset by a decrease in the average balance of time deposits. On June 27, 2019, the Company borrowed $10.0 million from the Federal Home Loan Bank of Indianapolis (“FHLBI”) which matures on June 27, 2024 and bears an interest rate of 1.73%. On December 30, 2020, the Company borrowed an additional $1.0 million from the FHLBI, bearing an interest rate of 0.26% and matured on January 6, 2021.  No additional borrowings have been made. The average cost of interest-bearing liabilities decreased to 0.65% for the year ended December 31, 2020 from 0.68% for the same period in 2019. As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread decreased to 3.08% from 3.52% and the net interest margin decreased to 3.28% from 3.73% for the years ended December 31, 2020 and 2019, respectively.

Noninterest income increased $36,000, or 20.9%, for the quarter ended December 31, 2020 as compared to the same period in 2019, due primarily to increases of $16,000 and $22,000 in ATM and debit card fee income and other income, respectively.

Noninterest income increased $62,000, or 7.7%, for the year ended December 31, 2020 as compared to the same period in 2019, due primarily to increases of $97,000 in net gain on sales of securities available for sale, $39,000 in ATM and debit card fee income and $57,000 in other income, partially offset by a $127,000 decrease in deposit account service charges.

Noninterest expense decreased $31,000, or 1.8%, for the quarter ended December 31, 2020 as compared to the same period in 2019. The decrease was due primarily to decreases in data processing expenses of $73,000, decreases in directors’ compensation of $42,000, decreases in occupancy and equipment expenses of $33,000, decreases in professional fees of $32,000 and decreases of $24,000 in stockholders’ meeting expense, partially offset by increases in compensation and benefits of $109,000, increases in deposit insurance premiums of $13,000 and a loss of $13,000 on the disposal on premises and equipment. Data processing expenses decreased due primarily to expenses recognized in the fourth quarter of 2019 related to the Bank’s core processing system conversion which was completed in the fourth quarter of 2019.

Noninterest expense decreased $799,000, or 11.7%, for the year ended December 31, 2020 as compared to the same period in 2019. The decrease was due primarily to decreases in data processing expenses of $801,000, decreases in professional fees of $79,000, decreases in impairment loss on real estate held for sale of $67,000, decreases in stockholders’ meeting expenses of $53,000, and other expenses of $70,000, partially offset by increases of $225,000 in compensation and benefits expense and $48,000 in directors’ compensation expense. Data processing expenses decreased due primarily to contract termination expenses recognized during 2019 related to the Bank’s core processing system conversion which was completed in the fourth quarter of 2019.

The Company recorded an income tax benefit of $39,000 for the quarter ended December 31, 2020, compared to an expense of $1,000 for the same period in 2019. Income tax expense for the year ended December 31, 2020 was $35,000 compared to $85,000 for the same period in 2019 resulting from a reduction in our effective tax rate to 2.9% for 2020 compared to 8.1% for 2019. The decrease in the effective tax rate is due largely to increased tax-exempt investment income proportionate to overall pre-tax income.

Mid-Southern Bancorp, Inc.

February 22, 2021

Balance Sheet Review

Total assets as of December 31, 2020 were $235.4 million compared to $208.4 million at December 31, 2019. Investment securities increases of $46.0 million were partially offset by decreases of $10.0 million and $9.2 million in net loans receivable and cash and cash equivalents, respectively. Investment securities increased due primarily to the purchase of $57.4 million of available for sale securities and a $2.6 million increase in the unrealized gain on available for sale securities which were partially offset by the $4.5 million sale of available for sale securities and $9.3 million from scheduled principal payments and maturities of mortgage-backed and tax-exempt securities. The decrease in net loans was due primarily to decreases of $5.5 million in one-to-four family residential loans, $2.1 million in commercial real estate loans and $2.0 million in commercial real estate construction loans. Total liabilities, comprised mostly of deposits, increased $28.7 million during the year ended December 31, 2020. The increase was due primarily to increases of $8.1 million and $19.0 million in noninterest-bearing deposits and interest-bearing deposits, respectively, plus an increase of $1.0 million in borrowings from the FHLBI.

Credit Quality

Non-performing loans increased to $1.3 million at December 31, 2020 compared to $1.2 million at December 31, 2019, or 1.1% and 0.9% of total loans, respectively. At December 31, 2020, $568,000 or 45.1% of non-performing loans were current on their loan payments. At December 31, 2020, non-performing troubled debt restructured loans totaled $259,000. There was no foreclosed real estate owned at either December 31, 2020 or December 31, 2019.

Based on management’s analysis of the allowance for loan losses, the Company recorded a $30,000 provision for loan losses for the quarter ended December 31, 2020, compared to a $6,000 provision for loan losses for the same period in 2019. The provision for the current quarter reflects expected credit losses based upon the conditions that existed as of December 31, 2020. The Company recognized net charge offs of $22,000 for the quarter ended December 31, 2020 compared to net recoveries of $4,000 for the same period in 2019.

For the year ended December 31, 2020, the Company recorded a $132,000 provision for loan losses compared to a $12,000 provision for loan losses for the same period in 2019. The Company recognized net charge-offs of $41,000 for the year ended December 31, 2020 compared to net charge-offs of $18,000 for the year ended December 31, 2019. The allowance for loan losses totaled $1.6 million, representing 1.4% of total loans at December 31, 2020, compared to $1.5 million and 1.2%, respectively at December 31, 2019. The allowance for loan losses represented 125.5% of non-performing loans at December 31, 2020, compared to 126.7% at December 31, 2019.

Capital

On May 23, 2018, the President signed into law the Economic Growth, Regulatory Relief, and Consumer Protection Act passed by Congress (the “Act”). The Act contains a number of provisions extending regulatory relief to banks and savings institutions and their holding companies. Effective January 1, 2020, a bank or savings institution electing to use the Community Bank Leverage Ratio (“CBLR”) will generally be considered well-capitalized and to have met the risk-based and leverage capital requirements of the capital regulations if it has a leverage ratio greater than 9.0% (adjusted to 8.0% effective April 1, 2020). On October 9, 2020, the Office of the Comptroller of the Currency along with the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation, published a final rule, effective November 9, 2020, implementing a temporary change to the CBLR framework pursuant to the CARES Act, providing a graduated increase from the temporary 8.0% requirement to the 9.0% requirement as established under the final rule published in 2019. To be eligible to elect to use the CBLR, the bank or institution also must have total consolidated assets of less than $10 billion, off-balance sheet exposures of 25.0% or less of its total consolidated assets, and trading assets and trading liabilities of 5.0% or less of its total consolidated assets, all as of the end of the most recent quarter. The Bank elected to use the CBLR effective January 1, 2020.

At December 31, 2020, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines with a CBLR of 17.6%.

Mid-Southern Bancorp, Inc.

February 22, 2021

The Company’s stockholders’ equity decreased to $49.0 million at December 31, 2020, from $50.8 million at December 31, 2019. The decrease was due primarily to the repurchase of 403,171 shares of our common stock at a total cost of $5.0 million or an average cost of $12.48 per share, partially offset by an increase in accumulated other comprehensive income, net of tax, of $1.9 million due primarily to increases in the fair market value of available-for-sale investments and net income of $1.2 million, less dividends of $255,000. At December 31, 2020, a total of 69,689 shares remain authorized for future purchases under the current stock repurchase plan.

About Mid-Southern Bancorp, Inc.

Mid-Southern Savings Bank, FSB is a federally chartered savings bank headquartered in Salem, Indiana, approximately 40 miles northwest of Louisville, Kentucky. The Bank conducts business from its main office in Salem and through its branch offices located in Mitchell and Orleans, Indiana and a loan production office located in New Albany, Indiana.

Mid-Southern Bancorp, Inc.

February 22, 2021

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include the effect of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; increased competitive pressures; changes in the interest rate environment; general economic conditions or conditions within the securities markets; and legislative and regulatory changes affecting financial institutions, including regulatory compliance costs and capital requirements that could adversely affect the business in which the Company and the Bank are engaged; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that are available on our website at mid-southern.com and on the SEC’s website at www.sec.gov.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

Except as required by applicable law, the Company does not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

Mid-Southern Bancorp, Inc.

February 22, 2021

MID-SOUTHERN BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

(Dollars in thousands, except per share information)

	Three Months Ended		Years Ended
	December 31,		December 31,
OPERATING DATA	2020	2019	2020	2019

Total interest income	$1,874	$2,022	$7,451	$8,000
Total interest expense	198	267	936	925
Net interest income	1,676	1,755	6,515	7,075
Provision for loan losses	30	6	132	12
Net interest income after provision for loan losses	1,646	1,749	6,383	7,063
Total non-interest income	208	172	865	803
Total non-interest expense	1,693	1,724	6,022	6,821
Income before income taxes	161	197	1,226	1,045
Income tax expense (benefit)	(39)	1	35	85
Net income	$200	$196	$1,191	$960

Net income per share attributable to common shareholders:
Basic	$0.07	$0.06	$0.38	$0.29
Diluted	$0.07	$0.06	$0.38	$0.29

Weighted average common shares outstanding:
Basic	2,977,035	3,345,180	3,172,057	3,361,106
Diluted	2,983,283	3,346,455	3,175,200	3,362,395

	December 31,	December 31,
BALANCE SHEET INFORMATION	2020	2019

Cash and cash equivalents	$9,661	$18,817
Investment securities	104,487	58,459
Loans, net	113,259	123,272
Interest-earning assets	227,996	201,247
Total assets	235,363	208,436
Deposits	174,113	146,969
Borrowings	11,000	10,000
Stockholders' equity	49,004	50,813
Book value per share (1)	15.44	14.28
Tangible book value per share (2)	15.44	14.28
Non-performing assets:
Nonaccrual loans	1,256	1,182
Accruing loans past due 90 days or more	—	—
Foreclosed real estate	—	—
Troubled debt restructurings on accrual status	921	1,305

Mid-Southern Bancorp, Inc.

February 22, 2021

OTHER FINANCIAL DATA

	Three Months Ended		Years Ended
	December 31,		December 31,
Performance ratios:	2020	2019	2020	2019

Cash dividends per share	$0.02	$0.02	$0.08	$0.08
Return on average assets (annualized)	0.35%	0.37%	0.55%	0.47%
Return on average stockholders' equity (annualized)	1.63%	1.54%	2.33%	1.92%
Net interest margin	3.33%	3.61%	3.28%	3.73%
Interest rate spread	3.18%	3.38%	3.08%	3.52%
Efficiency ratio	89.9%	89.5%	81.6%	86.6%
Average interest-earning assets to average interest-bearing liabilities	141.8%	144.0%	144.0%	144.6%
Average stockholders' equity to average assets	21.7%	24.2%	23.5%	24.6%
Stockholders' equity to total assets at end of period			20.8%	24.4%

	December 31,	December 31,
Capital ratios: (3)	2020	2019

Community Bank Leverage Ratio	17.6%	N/A
Total risk-based capital (to risk-weighted assets)	N/A	33.4%
Tier 1 core capital (to risk-weighted assets)	N/A	32.2%
Common equity Tier 1 (to risk-weighted assets)	N/A	32.2%
Tier 1 leverage (to average adjusted total assets)	N/A	17.9%

	December 31,	December 31,
Asset quality ratios:	2020	2019

Allowance for loan losses as a percent of total loans	1.4%	1.2%
Allowance for loan losses as percent of non-performing loans	125.5%	126.7%
Net charge-offs to average outstanding loans during the period	0.0%	0.0%
Non-performing loans as a percent of total loans	1.1%	0.9%
Non-performing assets as a percent of total assets	0.5%	0.6%

(1) -We calculate book value per share as total stockholders’ equity at the end of the relevant period divided by the outstanding number of our common shares at the end of each period.

(2) - Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total stockholders’ equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible book value per share is the same as book value per share as of each of the dates indicated. We provide the tangible book value per share in addition to those defined by banking regulators because of its widespread use by investors as a means to evaluate capital adequacy.

(3) - Effective January 1, 2020, the Bank elected to use the CBLR, as provided by the Act.  The Act contains a number of provisions extending regulatory relief to banks and savings institutions and their holding companies.  A bank or savings institution that elects to use the CBLR will generally be considered well-capitalized and to have met the risk-based and leverage capital requirements of the capital regulations if it has a leverage ratio greater than 9.0% (adjusted to 8.0% effective April 1, 2020).  As a result of this election as of January 1, 2020, a comparative ratio to December 31, 2019 is not available.